Exhibit 99.1

EON Resources Inc. Announces

Results for the First Quarter of 2025

Cost Reductions and Balance Sheet Improvements

Result in Improved Bottom Line and Income from Operations

HOUSTON, TX / May 19, 2025 / EON Resources Inc. (NYSE American: EONR) (“EON” or the “Company”) is an independent upstream energy company with oil and gas properties in the Permian Basin. Today, the Company reports revenue and earnings for the first quarter of 2025.

The management and field teams have made huge strides to upgrade the operational condition of the field; stabilize production rates which had declined by the time the Company closed on the acquisition of LH Operating, LLC (the “Acquisition”); and resolve Acquisition related issues. The Company believes it is now in a position for growth with a bright future ahead.

Key actions since the Acquisition that position the Company for a profitable future:

●	The Company entered into an agreement (the “Seller Agreement”) with Pogo Royalty, LLC (“Seller”) that when closed will result in the (i) restructure of the Company’s balance sheet eliminating approximately $40 million in debt and obligations, and (ii) the purchase of a 10% Overriding Royalty Interest in all of the Company’s oil and gas properties. The closing with the Seller is expected to occur in June 2025. Consideration to Seller is agreed to be $22 million in cash and the issuance of 3 million shares of the Company’s Class A common stock. The summary of the Agreement with Seller can be found in the Seller Agreement Press Release published on the Company’s website.

●	EON signed an expanded non-binding Letter of Intent (“LOI”) with Enstream Capital Management, LLC (“Enstream”) concerning a volumetric funding arrangement (“VMA”) and revenue sharing for $52.8 million. The funds will be used for the consideration to Seller under the Seller Agreement, field development, and retirement of senior debt. A summary of the Enstream LOI Press Release appears on the Company’s website. We expect to close on this transaction in June 2025.

●	As announced in its Horizontal Drilling Program Press Release, the Company conducted a study for horizontal drilling in the lower intervals of the San Andres formation on the Company’s oil and gas properties which could potentially yield up to 20 million untapped barrels of oil. The study has identified 50 well locations to be drilled over several years commencing in Q1 of 2026. Each well will cost approximately $3.7 million to drill and is expected to produce 300 to 400 barrels of oil per day (“BOPD”). The Company is actively in discussions with potential drilling partners to share in the working interest ownership, costs and the related revenues.

●	The focus on the field over the past year has resulted in infrastructure enhancements nearing completion and stabilizing production. The Company’s engineers have been using technology and science to analyze well logs and prior results in efforts at increasing production and identification of the best pay in the Seven Rivers formation. The Company’s team has also rolled out the use of an AI application for our well pumpers to improve efficiencies and increase production as described in the AI Implementation Press Release located on the Company’s website.

●	The Company continues to make improvements to its balance sheet. In addition to the Seller Agreement, the efforts have included (i) reduction of the senior debt from an original $28 million to approximately $22 million in the principal balance with an escrow reserve of $2.6 million; (ii) termination of a Forward Purchase Agreement (“FPA”) in Q4 of 2024 and removal of related obligations from the balance sheet as of the end of 2024; and (iii) conversion of short-term private loans and warrant liabilities to long-term Convertible Notes (into Class A Common Stock of the Company).

Financial highlights for the quarter ended March 31, 2025:

●	Revenues:

○	Total revenues for the quarter were $4.6 million. Up $850K from Q4 of 2024 comprised of: $225K due to higher oil prices in Q1; lower negative non-cash hedging impact in Q1 versus Q4 of $575K; and $50K increase in generated gas revenues.

○	Our current oil production is 70% hedged at a price of $70.00 per barrel or greater through the end of CY 2025.

○	The gas revenues increase was due to the higher market price for gas in Q1 than Q4.

●	Field results:

○	The Company had income from operations of $1.8 million for the first quarter.

○	The lease operating expenses (“LOE”) dropped to $683K per month for the first quarter from the $700K per month runrate for most of 2024.

○	The capital expenditures for the first quarter were $600K.

●	General and administrative (“G&A”) costs:

○	Salaries and fees decreased in Q1 by $225K, and should remain lower for 2025.

○	While lower than Q4 and Q3 of 2024, the Q1 professional fees for legal, audit and consulting services primarily reflect year end reporting and closing efforts, and certain costs stemming from various trailing legal matters.

○	Insurance costs are down $75K in Q1 due to lower renewal rates for 2025.

●	Other income and expense:

○	Interest expense of $1.7 million in Q1 of 2025 is $165K lower than Q4 of 2024 due to note conversions in our efforts to clean-up the balance sheet, and the reduction of the principal balance of the Company’s senior reserve-based loan.

○	The net $500K of non-cash impacts primarily include $300K for the amortization of financing costs, and non-cash impacts on certain liabilities driven by stock prices.

“EON is continuing to take action to reduce costs amid a challenging operating environment. EON’s actions to improve its operating costs structure through transformation producing oil plans are expected to aid our reaching profitability in 2025,” said Dante Caravaggio, President and CEO. “The team has made tremendous progress in upgrading our infrastructure and modernizing the field that has been restricting production. We continue to see the potential of the Seven Rivers waterflood as the field team has commenced the fracing of several wells with good results, and we have re-started acid treatments with an improved formula, which shows promising results. We see as much, or more, potential from horizontal drilling in the San Andres, which we expect to commence in Q1 of 2026. The permitting of such wells and sourcing of a horizontal drilling partner for the San Andres development is underway now.”

“Behind the scenes, we had a team using technology and science to analyze well logs and prior results to assist in increasing production and identifying the best pay in the Seven Rivers. This team also produced a study for a horizontal drilling program in the San Andres interval, which has significant potential for 2026 and beyond,” said Jesse Allen, Vice President of Operations. “Our infrastructure improvements to date are resulting in lower LOE costs in the first quarter, and our analytical work is expected to lower the cost of workovers.”

“As we announced in our press releases dated February 11, 2025, and March 25, 2025, we are renegotiating our debt structure to reduce interest expense and streamline our corporate cost structure which will have a positive impact on profitability in 2025 and beyond,” said Mitchell B. Trotter, CFO. “The management team has made good progress and continues to focus on actions to improve and make the balance sheet stronger.”

About the Oil Field Property

In November 2023, the Company acquired LH Operating, LLC (“LHO”) including its holdings in New Mexico of oil and gas waterflood production comprising 13,700 contiguous leasehold acres, 342 producing wells and 207 injection wells situated on 20 federal and 3 state leases in the Grayburg-Jackson Oil Field. The Grayburg-Jackson Oil Field is located on the Northwest Shelf of the prolific Permian Basin in Eddy County, New Mexico.

Leasehold rights of LHO, now a wholly owned subsidiary of the Company, include the Seven Rivers, Queen, Grayburg and San Andres intervals that range from as shallow as 1,500 feet to 4,000 feet in depth. The December 2023 reserve report from our third-party engineer, William H. Cobb and Associates, Inc. (“Cobb”), reflects LHO to have proven reserves of approximately 15.4 million barrels of oil and 3.5 billion cubic feet of natural gas. The mapped original-oil-in-place (“OOIP”) in the LHO leasehold is approximately 876 million barrels of oil in the Grayburg and San Andres intervals and 80 million barrels in the Seven Rivers interval for a total OOIP of approximately 956,000,000 barrels of oil.

Our primary production is currently from the Seven Rivers zone. In addition to proven reserves, the Company believes it may access an additional 34 million barrels of oil by adding perforations in the Grayburg and San Andres formations. With proven oil reserves of over 15 million barrels, combined with the potential 34 million additional barrels from the Grayburg and San Andres zones, LHO should produce oil and a revenue stream for more than two decades with a low decline rate.

About EON Resources Inc.

EON is an independent upstream energy company focused on maximizing total returns to its shareholders through the development of onshore oil and natural gas properties in the United States. EON’s long-term goal is to maximize total shareholder value from a diversified portfolio of long-life oil and natural gas properties built through acquisition and through selective development, production enhancement, and other exploitation efforts on its oil and natural gas properties.

EON’s Class A Common Stock trades on the NYSE American Stock Exchange (NYSE American: EONR) and the Company’s public warrants trade on the NYSE American Stock Exchange (NYSE American: EONR WS). For more information on EON, please visit the Company’s website: https://eon-r.com/

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to differ materially from what is expected. Words such as “expects,” “believes,” “anticipates,” “intends,” “estimates,” “seeks,” “may,” “might,” “plan,” “possible,” “should” and variations and similar words and expressions are intended to identify such forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Such forward-looking statements relate to future events or future results, based on currently available information and reflect the Company’s management’s current beliefs. A number of factors could cause actual events or results to differ materially from the events and results discussed in the forward-looking statements. Important factors - including the availability of funds, the results of financing efforts and the risks relating to our business - that could cause actual results to differ materially from the Company’s expectations are disclosed in the Company’s documents filed from time to time on EDGAR (see www.edgar-online.com) and with the Securities and Exchange Commission (see www.sec.gov). Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as expressly required by applicable securities law, the Company disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Investor Relations

Michael J. Porter, President

PORTER, LEVAY & ROSE, INC.

mike@plrinvest.com

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